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                                                                     Exhibit 1.1



                               CONOLOG CORPORATION

                             SELLING AGENT AGREEMENT

                                                   Dated as of _________________


First Montauk Securities Corp.
Parkway 109 Office Center
328 Newman Springs Road
Red Bank, New Jersey 07701

Gentlemen:

                  Conolog Corporation (the "Company") proposes to offer for sale (the "Offering") in a private offering pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Act") up to an aggregate of up to $5,000,000 of units comprised of up to ________ shares of common stock and common stock warrants (collectively, the "Securities"). Offers and sales of the Securities shall be to Accredited Investors (as defined in Regulation D promulgated by the Securities and Exchange Commission.) This letter agreement shall confirm our agreement concerning First Montauk Securities Corp. acting as exclusive selling or placement agent (the "Selling Agent" or "FMSC")) in connection with the sale of the Securities.

                  l. Appointment of Selling Agent.

                  On the basis of the representations and warranties contained herein, and subject to the terms and conditions set forth herein, the Company hereby appoints First Montauk Securities Corp. as exclusive selling agent/placement agent for a period beginning on the date hereof and terminating on November 10, 2004 (unless terminate sooner pursuant to the terms hereof) and grants to FMSC the right to offer, as its agent, the Securities pursuant to the terms of this Agreement. On the basis of such representations and warranties, and subject to such conditions, FMSC hereby accepts such appointment and agree to use its reasonable best efforts to secure subscriptions to purchase subscriptions for the Securities. The Company understands that the Selling Agent is being retained to obtain subscriptions on a "best efforts" basis and has not guaranteed the sale of any Securities.

                  2. Terms of the Offering.

                     (a) The Offering shall consist of up to $5,000,000 of units, consisting of (i) shares of the Company's Common stock, par value $.001 per share and (ii) common stock warrants. The Offering is being made on a "best efforts" basis with a minimum offering amount of $3,000,000 in subscriptions, which must be received prior to December 3, 2004, unless extended to December 7, 2004. The offering is more fully described in the Subscription Agreement attached hereto as Exhibit A (the "Purchase Agreement"). In the event a subscription is not accepted, such rejected subscription funds will be returned to the subscriber without interest or deduction.

                     (b) The Company has prepared a Securities Purchase Agreement and Form of Warrant to be delivered to all prospective investors. The Securities Purchase Agreement, and form of Warrant, including all supplements, exhibits and appendices thereto and documents delivered therewith, are referred to herein as the "Documents" and shall include any supplements or amendments in accordance with this Agreement. The Offering shall commence on the date hereof, and shall expire at



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5:00 p.m., New York time, on December 3, 2004. Such period, as same may be so extended, shall hereinafter be referred to as the "Offering Period."

                     (c) Each prospective investor ("Prospective Investor") who desires to purchase Securities shall deliver to the Selling Agent the Securities Purchase Agreement and immediately available funds in the amount necessary to purchase the amount of Securities such Prospective Investor desires to purchase. The Selling Agent shall not have any obligation to independently verify the accuracy or completeness of any information contained in any Purchase Agreement or the authenticity, sufficiency, or validity of any check delivered by any Prospective Investor in payment for Securities.

                  3. Escrow; Closing; Release of Funds.

                     (a) All funds shall be placed into an escrow account at Signature Bank pursuant to the terms of an escrow agreement to be executed between the Company, Selling Agent and the bank (or in the alternative, the funds may be deposited in an attorney escrow account). Funds shall not bear interest. All funds shall be held in the segregated bank account pending acceptance of the subscription. The Company shall notify the Selling Agent promptly of the acceptance or rejection or any subscription. In the event that a subscription is returned to an investor, it will be returned without interest or deduction. No funds shall be released without a written notice executed by the Company and FMSC and delivered to the escrow agent.

                     (b) All subscriptions shall be held in escrow until a closing is held following the Approval, as defined in the Securities Purchase Agreement. In the event that the Approval is not obtained prior to April 1, 2005, then all subscription funds then in escrow shall be returned to the investors without interest or deduction except for legal fees to the investors of up to $20,000. At least one (1) day prior to the release of funds, FMSC and the Company shall send written notice to each other confirming the amount of funds to be released, the name and address of each subscriber whose subscription has been accepted, and the amount of each subscription.

                     (c) The closing ("Closing") shall be made within five business days following the Approval (as defined in the Securities Purchase Agreement). References herein to the actual closing date thereof shall be referred to as a "Closing Date."

                  4. Representations and Warranties of the Selling Agent.

                     The Selling Agent represents and warrants to the Company as follows:

                     (a) The Selling Agent is duly incorporated and validly existing and in good standing under the laws of its State of incorporation.

                     (b) The Selling Agent is, and at the time of each Closing will be, a member in good standing of the NASD.

                     (c) Offers and sales of Securities by the Selling Agent will be made only in accordance with this Placement Agreement and in compliance with the provisions of Regulation S (it being understood and agreed that the Selling Agent shall be entitled to rely upon the information and statements provided by the Prospective Investor in the Purchase Agreement), and the Selling Agent will furnish to each investor a copy of the Documents prior to accepting any subscription for the Securities.

                  5. Compensation.




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                     (a) The Selling Agent shall be entitled, on each Closing
Date, as compensation for its services as Selling Agent under this Agreement, to
(i) selling Commissions payable in cash equal to 10% of the gross subscription proceeds received by the Company through subscriptions made by investors introduced by FMSC and (ii) a cash payment of 3% of the subscription proceeds in payment of a non-accountable expense allowance; provided, however, the Company may deduct the sum of $2,500 from any amount otherwise due to the Selling Agent as reimbursement for th costs of the escrow account at Signature Bank.

                     (b) In addition to the compensation payable to the Selling Agent set forth in clause (a) above, the Company shall grant the Selling Agent (or its assigns) warrants to purchase a number of shares of Common Stock equal to 20% of the shares of Common Stock sold in the Offering, with an exercise price of 103% of the average closing bid price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on the date prior to the Initial Closing (as defined in the Purchase Agreement) ("Selling Agent Warrants"). The Selling Agent Warrants shall be exercisable for a period of five (5) years from the Final Closing Date and the Selling Agent shall be entitled to registration rights with respect to the shares of Common Stock underlying the Selling Agent Warrants on the same terms as provided to investors in the Offering.

                  6. Representations and Warranties of the Company.

                     (a) The Company represents and warrants to, and agrees with, the Selling Agent that:

                           (i) No Documents or information provided by the
Company to Prospective Investors, including, without limitation the SEC Reports (as defined in the Documents), shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of circumstances made therein not misleading.

                           (ii) The Company is, and at all times during the
period from the date hereof to and including each Closing Date will be, a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority, and has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits and declarations of and from, and has made filings with, all federal, state and local authorities, to own, lease, license, and use its properties and assets and to conduct its business as presently conducted as described in the Documents and/or in any such case where the failure to have any of the foregoing would not have a material adverse effect on the Company's presently conducted business. As of the date hereof, the Company is, and at all times during the period from the date hereof to and including each Closing Date, duly qualified to do business and is in good standing in every jurisdiction in which its ownership, leasing, licensing, or use of property and assets or the conduct of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on the Company's business.

                           (iii) As of the date hereof, except as disclosed in
the Documents, there is no, and as of each Closing Date there shall not be any, litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or to the Company's knowledge threatened, with respect to the Company, or its respective operations, businesses, properties, or assets, except as properly described in the Documents or such as individually or in the aggregate do not now have and will not in the future have a material adverse effect upon the operations, business, properties, or assets of the Company.


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                           (iv) The Company is not in violation or breach of, or
in default with respect to, any term of its Certificate of Incorporation or By-Laws.

                           (v) The Company has all requisite corporate power and
authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance by the Company of this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

                           (vi) The Securities and the Agent's Warrants, when
issued and delivered to the Prospective Investor pursuant to the terms of the Offering shall be duly authorized, validly issued, fully paid and non-assessable, without any personal liability attaching to the ownership thereof solely by being such holder and shall not have been issued in violation of any preemptive rights of stockholders.

                           (vii) Neither the Company nor any of its officers,
directors, or affiliates, has engaged or will engage, directly or indirectly, in any act or activity that may jeopardize the status of the offering and sale of the Securities as an exempt transaction under Regulation S.

                  7. Covenants of the Company.

                     The Company covenants that it will:

                     (a) Deliver without charge to the Selling Agent such number of copies of the Documents and any supplement or amendment thereto as may reasonably be requested by the Selling Agent.

                     (b) Notify you promptly of the acceptance or rejection of any subscription. The Company shall not (i) accept subscriptions from, or make sales of Securities to, any Prospective Investors who are not, to the Company's knowledge, accredited investors, or (ii) unreasonably reject any subscription for Securities.

                  8. Conditions of Closing.

                     The obligations of the Selling Agent pursuant to this Agreement shall be subject, in its discretion, to the continuing accuracy of the representations and warranties of the Company contained herein and in each certificate and document contemplated under this Agreement to be delivered to the Selling Agent, as of the date hereof and as of each Closing Date, with respect to the performance by the Company of its obligations hereunder, and to the following conditions:

                     (a) At each Closing, the Selling Agent and the Company shall have executed documents in form and substance reasonably acceptable to them and the Escrow Agent to release funds from the Escrow Account.

                     (b) All proceedings taken in connection with the issuance, sale, and delivery of the Securities shall be satisfactory in form and substance to FMSC and the Company.

                  9. Termination.

                     This Agreement may be terminated by the Selling Agent (i) at anytime in the event the Selling Agent has determined, in good faith, that the Documents fail to contain a material fact




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required to be stated therein or necessary to make the statements therein not misleading or (ii) upon three days written notice. The Company may not terminate this Agreement in the absence of a material breach of any covenant, representation or warranty contained in this Agreement made by the Selling Agent.

                  10. Indemnification and Contribution.

                     (a) The Company agrees to indemnify and hold harmless the Selling Agent, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls the Selling Agent within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 10, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in the Documents, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Company as stated in Section 10(b) with respect to the Selling Agent expressly for inclusion in the Documents or (ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement.

                     If any action is brought against the Selling Agent or any of its officers, directors, partners, employees, agent, or counsel, or any controlling persons of the Selling Agent (an "indemnified party"), in respect of which indemnify may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the Company (the "indemnifying party") in writing of the institution of such action (but the failure so to notify shall not relieve the indemnifying party from any liability it may have other than pursuant to this Section 10(a)) and the indemnifying party shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such indemnified party or parties) and payment of expenses. Such indemnified party shall have the right to employ its own counsel in any such case, but the fees and expense of such counsel shall be at the expense of such indemnified party unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have promptly employed counsel satisfactory to such indemnified party or parties to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other indemnified parties which are different from or additional to those available to one or more of the indemnifying parties, in any of which events such reasonable fees and expenses of one such counsel shall be borne by the indemnifying party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties. Anything in this paragraph to the contrary notwithstanding, the indemnifying party shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Selling Agent of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the sale of the Securities, the Documents, or any application.

                     (b) The Selling Agent agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents, and counsel, and each other person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Selling Agent in Section 10(a), with respect




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to any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 10, but not be limited to, attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (i) statements or omissions, if any, made in the Documents in reliance upon and in conformity with written information furnished to the Company with respect to the Selling Agent expressly for inclusion in the Documents, and (ii) or any breach of any representation, warranty, covenant or agreement of the Selling Agent contained in this Agreement. If any action shall be brought against the Company or any other person so indemnified based on the Documents and in respect of which indemnity may be sought against the Selling Agent pursuant to this Section, the Selling Agent shall have the rights and duties given to the indemnifying party, and the Company and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 10(a) hereof.

                     (c) To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to Section 10(a) or 10(b) hereof but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent, or counsel of the Company, or any controlling person of the Company), on the one hand, and the Selling Agent (including for this purpose any contribution by or on behalf of an indemnified party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and the Selling Agent, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Selling Agent in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered. The relative benefits received by the Company, on the one hand, and the Selling Agent, on the other hand, shall be deemed to be in the same proportion as (x) the total proceeds from the Offering (net of compensation payable to the Placement Agent pursuant to Section 5(a) hereof but before deducting expenses) received by the Company, and (y) the compensation received by the Selling Agent pursuant to Section 5(a) hereof.

                     The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by the Selling Agent, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. The Company and the Selling Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Selling Agent for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 10(c). In no case shall the Selling Agent by responsible for a portion of the contribution obligation in excess of the compensation received by it pursuant to Section 5(a) hereof. No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 10(c), each person, if any, who controls the Selling Agent within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act and each officer, director, partners, employee, agent, and counsel of the Selling Agent, shall have the same rights to contribution as the Selling Agent, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of



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the Exchange Act and each officer, director, employee, agent, and counsel of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 10(c). Anything in this Section 10(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent.

                  11. Non-Solicitation.

                  The Company agrees that, for a period of 12 months from the date hereof, it shall not solicit any offer to buy from or offer to sell to any person listed on Exhibit C which shall be provided to the Company at the Initial Closing, directly or indirectly, any securities of the Company or of any other entity, or provide the name of any such person to any other securities broker or dealer or selling agent. In the event that the Company or any of its affiliates, directly or indirectly, solicits, offers to buy from or offers to sell to any such person any such securities, or provides the name of any such person to any other securities broker or dealer or selling agent, and such person purchases such securities or purchases securities from any other securities broker or dealer or selling agent, the Company shall pay to the Selling Agent an amount equal to 10% of the aggregate purchase price of the securities so purchased by such person. Upon receipt of written request by the Selling Agent, the Company shall promptly deliver to the Selling Agent the names of any investors in any offering that the Company completes within 12 montsh from the date of the Initial Closing.

                  12. Representations and Agreements to Survive Delivery.

                  All representations, warranties, covenants, and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants, and agreements at the Closing Date and, such representations, warranties, covenants, and agreements, including the indemnification and contribution agreements contained in Section 10, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Selling Agent or any indemnified person, or by or on behalf of the Company or any person or entity which is entitled to be indemnified under Section 10(b), and shall survive termination of this Agreement or the issuance, sale, and delivery of the Securities. In addition, notwithstanding any election hereunder or any termination of this Agreement, and whether or not the terms of this Agreement are otherwise carried out, the provisions of Sections 5 and 10 shall survive termination of this Agreement and shall not be affected in any way by such election or termination or failure to carry out the terms of this Agreement or any part thereof.

                  13. Notices.

                  All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be either (i) mailed by first class mail in which case delivery shall be deemed to be made three days following deposit in the United States mail; or (ii) sent by overnight courier service in case delivery shall be deemed to be made upon receipt, to: First Montauk Securities Corp., Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701 Attention: Ernest Pellegrino, with a copy to Goldstein & DiGioia LLP, 45 Broadway, New York, New York 10006 Attn: Brian C. Daughney, Esq.; Conolog Corporation 5 Columbia Road, Somerville, New Jersey 07701, Attention Robert Benou, with a copy to Milberg Weiss Bershad & Schulman LLP, One Pennsylvania Plaza, New York, New York 10119 Attention Arnold N. Bressler, Esq.

                  14. Parties.

                  This Agreement shall inure solely to the benefit of, and shall be binding upon, the Selling Agent and the Company and the persons and entities referred to in Section 10 who are entitled to




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indemnification or contribution, and their respective successors, legal representatives, and assigns (which shall not include any purchaser, as such, of Securities), and no other person shall have or be construed to have any legal or equitable right remedy, or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

                  15. Construction.

                  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

[signature page appears next]



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                  16. Counterparts.

                  This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.


                  If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.


                                        Very truly yours,

                                        Conolog Corporation.


                                        By:
                                           -----------------------------
                                           Name:
                                           Title:
Accepted as of the date
first above written:


FIRST MONTAUK SECURITIES CORP.


By: ---------------------------
    Name:
    Title:




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